Exhibit 99.1

SEATTLE, January 9, 2020 – Impinj, Inc. (NASDAQ: PI), a leading provider and pioneer of RAIN RFID solutions, today announced that Cary Baker will join the company as Chief Financial Officer effective February 17, 2020. Baker comes to Impinj from RealNetworks (NASDAQ: RNWK), where he had been Chief Financial Officer and Treasurer since 2017.

“I am thrilled to welcome Cary to the Impinj team,” said Impinj Co-founder and CEO Chris Diorio. “Cary’s CFO experience, deep financial and operational background, and strategic insights will serve Impinj well. The entire Impinj executive team looks forward to Cary’s help growing the company’s financial strength and market reach—building on our string of recent successes.”

Prior to RealNetworks Baker served as CFO of HEAT Software, as CFO of NetMotion Software, and as VP of Finance with Clearwire Corporation. Baker’s earlier experience includes financial leadership roles at Boost Mobile and Sprint Corporation. He holds an MBA from the Kelley School of Business at Indiana University and a Bachelor of Science degree in finance from the University of Idaho.

About the move to Impinj, Baker said, “I am both proud and excited to be joining Impinj and helping advance the company’s vision of digital life for everyday items. I look forward to helping further develop the company’s financial and operational excellence while advancing its market-leading position in connecting every thing to the Internet of Things.”

Separately, Impinj announced that Linda Breard, the Company’s CFO consultant, will transition in February to a new role as strategic consultant to the CEO.

About Impinj

Impinj (NASDAQ: PI) wirelessly connects billions of things – everyday items such as apparel, medical supplies, and automobile parts – to consumer and business applications such as inventory management, patient safety, and asset tracking. The Impinj platform uses RAIN RFID to deliver timely information about these items to the digital world, thereby enabling the Internet of Things. www.impinj.com

For more information, contact:

Investor Relations

+1 206-315-4470

ir@impinj.com

Media Relations
Jill West

Sr. Director, Marketing & Communications

+1 206-834-1110

jwest@impinj.com

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